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                                                                   EXHIBIT 99(B)

                       AMERICAN HONDA FINANCE CORPORATION
                          ANNUAL COMPLIANCE CERTIFICATE


     I, John Weisickle, do hereby certify that I am the Vice President/Finance of American Honda Finance Corporation, a California corporation (the "Company"), and further certify on behalf of the Company in its capacity as servicer (the "Servicer") under the Sale and Servicing Agreement (the "Agreement") dated as of October 1, 2000 among the Servicer, American Honda Receivables Corp., as Seller, Bankers Trust (Delaware), as Owner Trustee of Honda Auto Receivables 2000-1 Owner Trust and U.S. Bank National Association as Indenture Trustee as follows:

          (i) A review of the activities of the Servicer during the twelve month period ended March 31, 2002, and of its performance under the Agreement has been made under my supervision;

          (ii) To the best of my knowledge and information, based upon such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period; and

          (iii) To the best of my knowledge and information, no Event of Default nor any event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Agreement, has occurred or is continuing.

     This certificate is being delivered to the Trustee pursuant to Section 3.11 of the Sale and Servicing Agreement effective October 1, 2000, which terms and conditions are incorporated in the Agreement.

     IN WITNESS WHEREOF, I have hereunto set my hand this 3rd day of June, 2002.



                                            /s/ John I. Weisickle
                                            ------------------------------------
                                            Name:     J. I. Weisickle
                                            Title:    Vice President/Finance